Exhibit 4(c)

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of January 30, 2006 to the SUPPLEMENTAL INDENTURE dated as of June 2, 2004 (the “First Supplemental Indenture”) and the INDENTURE, dated as of August 15, 1991 (as supplemented by the First Supplemental Indenture, the “Indenture”) between AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation) (the “Company”) and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”).

WHEREAS, the Company wishes to make certain amendments to the Indenture to further provide for the issuance from time to time of the Company’s Debt Securities; and

WHEREAS, all things necessary have been done to make this Second Supplemental Indenture a valid agreement of the Company in accordance with its terms;

NOW, THEREFORE, in consideration of the premises it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities or of any series thereof, as follows:

Section 1.                                            Definitions.  All terms used and not defined in this Second Supplemental Indenture shall have the respective meanings given them in the Indenture.

Section 2.                                            Amendments.  The Indenture is hereby amended as follows:

(a)                                  Section 106 shall be amended by replacing the words “International Stock Exchange of the United Kingdom and the Republic of Ireland” with “London Stock Exchange”.

(b)                                 Section 301(4) shall be amended to add the words “and the day-count fraction applicable to the computation thereof” immediately after the words “interest shall accrue”.

(c)                                  Section 301(17) will be amended by adding after the words “shall be determined” the words “, the terms on which amounts payable on such Indexed Securities may be settled physically or in cash”.

(d)                                 Section 310 shall be amended by replacing the entire paragraph under the heading with the following:  “Except as otherwise specified as contemplated in Section 301 with respect to Debt Securities of any series, any interest on Debt Securities providing for the payment of interest thereon at a fixed rate of interest shall be computed on the basis of the number of days in the calculation period in respect of which payment is being made divided by 360 (the number of days to the calculated on the basis of a year of 360 days with twelve 30-day months (unless (i) the last day of the calculation period is the 31st day of a month but the first day of the calculation period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month or (ii) the last day of the calculation period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month))”.

(e)                                  Section 311 shall be amended by the following:

(i)                                     adding the words “(or, in the case of Indexed Securities providing for physical settlement, the applicable physical settlement items)” immediately after the words “currency or currencies” in the second line of paragraph (a) thereof;

(ii)                                  adding the words “(or, in the case of Indexed Securities providing for physical settlement, the applicable physical settlement items)” after the words “Dollars or in any other currency” in the fourth line of paragraph (a) thereof;

(iii)                               replacing the word “currency” on the twelfth line of paragraph (a) thereof with the words “election relating to the currency or physical settlement items”;

(iv)                              replacing the word “currency” with the word “election” on the sixteenth line of paragraph (a) thereof;

(v)                                 adding the words “(or, in the case of Indexed Securities providing for physical settlement, the applicable amount of physical settlement items)” immediately after the words “Debt Securities are denominated” in the sixth line of paragraph (b) thereof.

(f)                                    Section 1102 shall be amended by deleting the first sentence thereof.

(g)                                 Section 1104 shall be amended by deleing the words “less than 30 nor”.

(h)                                 Section 1105 shall be amended by deleing the words “of money” from the third line thereof.

(i)                                     Exhibit B shall be amended by the following:

(i)                                     Deleting the words “all payments” in the first line of the first and second paragraphs and replacing them in each case with the clause “[all payments][all payments of interest][payment at maturity][payment at redemption]”; and

(ii)                                  replacing each occurrence of the clause “[Dollars or other applicable currency]” with the clause “[Dollars/other applicable currency/physical settlement items]”

Section 3.                                            Continuation of Indenture.  The Indenture, as modified by this Second Supplemental Indenture with the effect set forth in Section 904, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL.)
(Swedish Export Credit Corporation)

By	/s/ PETER YNGWE
	Title:	President

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION

By	/s/ BENITA A. VAUGHN
	Title:	Vice President